Exhibit 99.1

Scholastic Board Authorizes Further Repurchase of up to $10 Million in Common Stock

NEW YORK--(BUSINESS WIRE)--November 20, 2008--Scholastic Corporation (NASDAQ: SCHL), the global children’s publishing, education and media company, today announced that its Board of Directors has authorized a further program to repurchase up to $10 million of its common stock. Under this program, which will be funded with available cash, the Company may purchase shares, from time to time as conditions allow, on the open market. The share repurchase program may be suspended at any time without prior notice.

“At current prices,” said Maureen O’Connell, Chief Administrative Officer and Chief Financial Officer, “our Board considers our stock an attractive investment and this further authorization evidences the Board’s confidence in our long-term outlook.”

This repurchase authorization is in addition to the share repurchase programs during this calendar year under which the Company has purchased an aggregate amount of $40 million of its common stock.

About Scholastic:

Scholastic Corporation (NASDAQ: SCHL) is the world’s largest publisher and distributor of children’s books and a leader in educational technology and children’s media. Scholastic creates quality educational and entertaining materials and products for use in school and at home, including children's books, magazines, technology-based products, teacher materials, television programming, film, videos and toys. The Company distributes its products and services through a variety of channels, including proprietary school-based book clubs and school-based book fairs, retail stores, schools, libraries, television networks and the Company’s Internet Site, www.scholastic.com.

CONTACT:
Scholastic Corporation
Media:
Kyle Good, 212-343-4563
or
Investor Relations:
Jeffrey Mathews, 212-343-6741